EMPLOYMENT AGREEMENT


June 27, 1990



Mr. John Froman
2595 Grist Mill Road
Marietta, GA  30067

Dear John:

         This letter will confirm the terms of your employment with Circuit City Stores, Inc. (also referred to in this letter as the "Company"):

         1. Salary and Bonus. Your current base salary as an Assistant Vice President of the Company is $117,500 per year. You may also receive cash bonuses under the Company's annual bonus programs.

         2. Associate Benefits. You are entitled to participate in such Associate benefit programs as the Company provides from time to time for Associates in your position. In addition to your Associate benefits, the Company will reimburse you in accordance with Company policy for travel and business expenses.

         3. Confidentiality. Your position with the Company is such that you have access to Company trade secrets and other confidential information about the Company's business. Examples include information about Circuit City's business methods, expansion plans, merchandising and marketing techniques, training techniques, supplier and pricing information, internal corporate planning methods, systems and operating procedures.

                  This information is a valuable Company asset and, if known by competitors of the Company, would cause irreparable harm to the Company. You realize this and, therefore, agree that you will not use for your own benefit, or disclose to or use for the benefit of anyone other than the Company, any of this information, whether you learned the information before or after signing this agreement and whether you leave employment with the Company.

         4. Non-competition. You agree that during the time you are employed by the Company and for a period of 12 (twelve) months following the termination of your employment, you will not engage in material competition with the Company by becoming an owner of, an employee of, or a consultant to any business which is engaged in competition with the Company. A business will be considered to be engaged in material competition with the Company if it (or the operating unit in which you will be employed) has all of the following characteristics:

         a. it has as all or part of its business (i) the retail sale of consumer electronics and appliances (with or without providing after-sale service) or (ii) any other business engaged in by Circuit City before the termination of your employment;

         b. more than 5% of its revenues come from the part of its business that is the same as Circuit City's; and

         c. it operates in any Metropolitan Statistical Area ("MSA") in which the Company is operating or in which the Company has publicly announced that it will operate within 12 months after the time you leave the Company.

         5. Non-solicitation. You agree that while you are employed by Circuit City and for a period of two (2) years following the termination of your employment, you will not solicit, or help anyone else solicit, other Circuit City Associates to leave the Company.

         6. Change of Control. If your employment is terminated by the Company without cause within six (6) months after a change of control, you will not be required to comply with the non-compete provisions set forth in paragraph 4 above.

         Attachment 1 to this letter contains the definition of "change of control".

         7. Remedies for Breach. If you breach the provisions of paragraph 3, 4, or 5, the Company will suffer irreparable harm and the remedies available to it other than your compliance with the provisions will not be sufficient to make the Company whole. You acknowledge that this is a true statement and agree that if such a breach (or threatened breach) occurs, the Company will be entitled to specific performance and injunctive relief in addition to any other remedies to which a court may find the Company is entitled.

         8.       Termination   with  Cause.   The  Company  may   terminate  an
Associate's   employment  at  any  time,  without  notice  and  without  further obligation, for "cause." "Cause" means any one of the following:

         a. the Associate's continued and deliberate neglect of his/her employment duties;

         b. the Associate's use, possession, or distribution of illegal drugs on Company property or time or evidence of habitual use or distribution of such substances at any time;

         c. deliberate misconduct of the Associate in connection with the performance of his/her duties, including, for example, misappropriation of funds or property of the Company or accepting bribes or kick-backs in connection with any transaction entered into on behalf of the Company;

         d. the Associate's failure to disclose to the Company and personal interest he/she has in a Company transaction;

         e.       violation   of  the   confidentiality,   non-competition,   or
                  non-solicitation provisions contained in this agreement.

         9. Termination Without Cause. Either the Associate or the Company may terminate employment, without cause, by giving the other written notice. It will be considered a "without cause" termination by the Company if the Associate resigns within sixty (60) days after: (i) a reduction in pay which is not part of a prorata reduction for all Associates at the same level, (ii) a significant reduction in the Associate's responsibilities (with or without a reduction in pay), or (iii) the Associate is offered a job transfer to another location not within the same MSA as his/her only job option.

         a. If the Company terminates the Associate's employment without cause, the Associate's severance benefits and payments will include and be limited to:

                  1) 12 (twelve) months of base salary after termination, disbursed according to the Company's regular paycheck schedule.

                  2) Continued participation, as if still employed, in the Company's life insurance, medical/dental, and pension benefit plans for the period of the payment in 9.a.1.

                  During the period of the payment in 9.a.1. above, it will be the Associate's responsibility to seek alternative employment. Any payments the Associate receives for the performance of services during this period will be an offset to the Company's obligation to pay up to one-half of the amount specified in 9.a.1. The Associate shall notify the Company immediately if he/she secures employment.

         b. If the Associate terminates his/her employment, the Associate will not be entitled to any compensation under this agreement, beyond the date of termination.

         10. Death or Disability. If the Associate dies or becomes permanently disabled, his/her employment will terminate as of the date of death or the date of disability (which will be determined in accordance with the provisions of the Company disability plan).

         11. Term. The term of this agreement is for one year from the date of its acceptance by the Associate. It will automatically be renewed annually unless both parties agree, in writing, to terminate it at least 30 days prior to its renewal date.

         12. Notices. If the Company needs to give you any notices about your employment, it will send them to the address shown on your most recent paycheck. You should send any similar notices to the Company at: 2040 Thalbro Street, Richmond, VA 23230, Attention: Senior Vice President, Human Resources.

         13. Change in Terms. This agreement supercedes any earlier agreement between you and the Company concerning your employment and, together with the Company's policies and procedures for Associates at your level, contains all of the terms and conditions relating to your employment or its termination. Except as provided in paragraph 14 below and except for changes in your position with the Company, any changes in the terms of this agreement must be in writing and signed by you and the Company. The fact that either you or the Company does not require strict observance of the terms of this agreement on all occasions does not mean that the terms have been changed or that strict observance cannot be required at a later time.

         14. Separate Provisions. A determination by a court that a provision of this agreement is unenforceable will not affect the other provisions. If the non-competition provisions of this agreement are found unenforceable, you and the Company agree that the court will have the authority to modify those provisions into ones it considers enforceable and to enforce them as so modified.

         15.      Arbitration.

         a. Any disagreement between the Associate and the Company concerning anything covered by this agreement (other than paragraphs 3, 4, or 5) will be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). If there is a difference between the AAA rules and this agreement, we will go by this agreement. The decision of the arbitrator will be final and binding on the Associate and the Company and may be enforced in a court. The costs of arbitration will be shared equally by the Associate and the Company. Both parties will pay their own attorney, if any, and other expenses.

         b. If the Associate wants to have a disagreement arbitrated, the Associate must give a written notice saying so to the Company within six months after the Associate knows or, if the Associate had exerted reasonable efforts, would have known that the disagreement existed. If the Company wants to have a disagreement arbitrated, it will give the Associate the same amount of notice.

         c. Disagreements submitted to arbitration will be decided by one arbitrator appointed by the AAA. The Company will let the AAA know that an arbitrator is needed promptly after it gives or receives a notice of arbitration.

         16.      Virginia  Law.  Any  questions   that  arise   concerning  the
interpretation or enforcement of the terms of this agreement shall be decided based on the law of the Commonwealth of Virginia.

                  To confirm that this letter states our agreement, please sign the enclosed copy on the line above your name, date it, and return the copy to me in the enclosed envelope. Please keep this letter for your records.


                                                        Sincerely yours,

                                                        /s/William E. Zierden
                                                        William E. Zierden
                                                        Senior Vice President,
                                                          Human Resources

         AGREED:


         /s:/John W. Froman
         ---------------------
         Mr. John W. Froman
         ###-##-####


         7/13/90
         ---------------------
         Date of Acceptance

         Attachment





                                  ATTACHMENT 1


     The term "change of control" means the occurrence of either of the following events: (i) a third person, including a "group" as defined in Section 13(d) (3) of the Securities Exchange Act of 1934, becomes or obtains the right to become, the beneficial owner of Company securities having 20% or more of the combined voting power of the then outstanding securities of Circuit City that may be cast for the election of directors of Circuit City (other than as a result of an issuance of securities initiated by Circuit City in the ordinary course of business); or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets, or contested election, or any combination of the foregoing transactions, the persons who were directors of Circuit City before such transactions shall cease to constitute a majority of the Board of Directors of Circuit City or any successor to Circuit City.